Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268783 on Form S-8 of our report dated March 31, 2023, relating to the financial statements of Brookfield Asset Management Ltd. appearing in this Annual Report on Form 20-F for the period ended December 31, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

March 31, 2023